Exhibit 10.41

Execution Copy

SECURED PROMISSORY NOTE

$5,000,000.00	New York, New York
November 12, 2007

FOR VALUE RECEIVED, INNERCOOL THERAPIES, INC., TISSUE REPAIR COMPANY, AND CARDIUM THERAPEUTICS, INC., each having an address as set forth below (individually, a “Borrower,” and collectively, the “Borrowers”), jointly and severally promise to pay to the order of Life Sciences Capital LLC or any subsequent holder hereof (each, a “Lender”) at its office located at 6 East 43rd Street, New York, New York 10017, or at such other place as Lender may from time to time designate, the principal sum of Five Million and 00/100 Dollars ($5,000,000.00), with interest on the unpaid principal balance (computed based on a year of 360 days), from the date hereof through and including the dates of payment, at a fixed interest rate of nine and eight one-hundredths percent (9.08%) per annum, payable (x) in 35 consecutive monthly payments of principal and interest in the amount of one hundred fifty-nine thousand one hundred eighty-four and 89/100 Dollars ($159,184.89) each, payable in arrears on the first day of each calendar month, commencing with a payment on December 1, 2007, and concluding with a payment on October 1, 2010, and (y) a final installment on November 1, 2010, in an amount equal to the total outstanding and unpaid principal, accrued interest and any and all amounts due hereunder and under the Loan and Security Agreement, dated as of November 12, 2007, among Borrowers and Lender (as amended from time to time, the “Agreement”; each capitalized term used but not defined herein shall have the meaning given to such term in the Agreement) and the other Loan Documents (as defined in the Agreement).

All payments shall be applied: first, to interest due and unpaid hereunder and under the other Loan Documents; second, to all other amounts due and unpaid hereunder and under the other Loan Documents, and third to principal due hereunder and under the other Loan Documents. The acceptance by Lender of any payment which is less than payment in full of all amounts due and owing at such time shall not constitute a waiver of Lender’s right to receive payment in full at such time or at any other time.

All amounts due hereunder and under the other Loan Documents are payable in lawful currency of the United States of America. Borrowers hereby expressly authorize Lender to insert the date value is actually given in the blank space on the face hereof and on all related documents pertaining hereto.

This Note is the Note referred to in the Agreement, and the holder of this Note is entitled to all of the benefits thereof. This Note is secured as provided in the Agreement and other Loan Documents. Reference is hereby made to the Agreement and the other Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security interest, the terms and conditions upon which the security interest was granted and the rights of the holder of the Note in respect thereof.

Time is of the essence hereof. If Lender does not receive from Borrowers payment in full of any installment payment hereunder or any other sum due under this Note when due, Borrowers jointly and severally agree to pay a late fee equal to 5% of such late payment or other sum, but not exceeding any lawful maximum. Such late fee will be immediately due and payable, and is in addition to any other costs, fees and expenses that Borrowers may owe as a result of such late payment. Upon the occurrence and during the continuance of an Event of Default, all amounts outstanding in respect hereof shall bear interest at the Default Rate pursuant to Section 2.6 of the Agreement, until paid in full.

Borrowers may, at their option, prepay the principal amount of this Note in whole at any time or in part, from time to time; provided that each prepayment of principal shall be accompanied by the payment of (x) all accrued but unpaid interest on the principal amount prepaid to the date of prepayment, and (y) a prepayment fee equal to (1) four percent (4%) of the principal amount prepaid, for any prepayment received prior to the first anniversary of the date hereof, (2) three percent (3%) of the principal amount prepaid, for any prepayment received on or after the first anniversary of the date hereof but prior to the second anniversary of the date hereof, and (3) one percent (1%) of the principal amount prepaid, for any prepayment received on or after the second anniversary of the date hereof.

Borrowers and all parties now or hereafter liable with respect to this Note, hereby waive presentment, demand for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, and all other notices in connection herewith, as well as filing of suit (if permitted by law) and diligence in collecting this Note or enforcing any of the security hereof, and agree to pay all expenses incurred in collection, including attorneys’ fees, including allocable costs of in-house counsel.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

This Note and the other Loan Documents constitute the entire agreement of Borrowers and Lender with respect to the subject matter hereof and supersede all prior understandings, agreements and representations, express or implied.

No variation or modification of this Note, or any waiver of any of its provisions or conditions, shall be valid unless in writing and signed by an authorized representative of each Borrower and Lender. Any such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.

INNERCOOL THERAPIES, INC.

By:	/s/ Tyler M. Dylan
Name:	Tyler M. Dylan
Title:	Chief Business Officer

TISSUE REPAIR COMPANY

By:	/s/ Dennis M. Mulroy
Name:	Dennis M. Mulroy
Title:	Chief Financial Officer

CARDIUM THERAPEUTICS, INC.

By:	/s/ Tyler M. Dylan
Name:	Tyler M. Dylan
Title:	Chief Business Officer

Address for all Borrowers: 3611 Valley Centre, Suite 525, San Diego, California 92130.